UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 30, 2008  (July 24, 2008)

THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	001-07541 (Commission File Number)	13-1938568 (I.R.S Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey  07656-0713

(Address of principal executive offices, including zip code)

(201) 307-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 24, 2008, Hertz International, Ltd. (“HIL”), a direct, wholly-owned subsidiary of The Hertz Corporation (the “Company”), certain of its subsidiaries (substantially all of which are organized outside the United States), Hertz Europe Limited, an English subsidiary of HIL, as Coordinator (“Hertz Europe”), BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, CALYON, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and CALYON, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein, entered into an amendment agreement (the “Amendment Agreement”), amending the Senior Bridge Facilities Agreement, amended and restated March 21, 2007 (as amended thereafter, the “SBFA”).  The Amendment Agreement, which became effective on July 24, 2008, was entered into for the purpose of (i) reducing the margins on the Tranche A1 and Tranche A2 bridge loans for the SBFA Borrowers participating in the Securitization (as defined below); (ii) providing an August 12, 2008 final maturity date for loans to HIL’s Swiss subsidiary under the SBFA; and (iii) effecting certain technical and administrative changes to the terms of the SBFA.

In connection with the Amendment Agreement and the Securitization, the parties on July 24, 2008, entered into certain amendments to the fee letter and the engagement letter related to the SBFA.

Also on July 24, 2008, HA Fleet Pty Ltd, RAC Finance SAS and Stuurgroep Fleet (Netherlands) B.V., special-purpose indirect subsidiaries of HIL (each a “FleetCo”) closed on a multi jurisdictional fleet financing for Hertz (the “Securitization”) covering Australia, France and The Netherlands, respectively (the “Relevant Jurisdictions”), with the potential for Italy and Germany to be added to the Securitization at a future date.

The FleetCos were established to purchase vehicles from manufacturers and/or dealers and lease their vehicles to the applicable Hertz vehicle rental companies in the Relevant Jurisdictions: Hertz Australia Pty. Limited in Australia; Hertz France SAS in France; and Hertz Automobielen Nederland B.V. in The Netherlands (each an “OpCo”).  Prior to July 24, 2008, each of the FleetCos obtained financing for its vehicle fleet in the Relevant Jurisdiction under the SBFA or through intra-group financing supplied by the relevant OpCo.

The rental payments under the lease payable by each OpCo to the relevant FleetCo cover expenses of the relevant FleetCo including the interest and fees payable by the relevant FleetCo under the SBFA or, from July 24, 2008, the Securitization, depreciation charges in relation to the vehicles and certain amounts payable to other creditors of the relevant FleetCo.  To secure their obligations under the SBFA or instead, from July 24, 2008, the Securitization, each FleetCo has granted local law security over its assets (including over its vehicle fleet and the related OpCo leases).  Each OpCo also provides servicing support to the relevant FleetCo, including among other things, arranging for the purchase and disposal of vehicles.

On July 24, 2008, the FleetCos started to borrow from International Fleet Financing No. 1 B.V. (the “Issuer”) in the Securitization.  The funds were advanced directly to the Australian and the Dutch FleetCos, whereas the funds were advanced indirectly to the French FleetCo through BNP Paribas S.A., as the French intermediary bank, and FCC Yellow Car, a French mutual debt fund (fonds commun de créances) established by BNP Paribas S.A, as custodian, and Eurotitrisation S.A., as management company for purposes of the Securitization.  The funds will be used to (i) initially repay in whole the FleetCos’ indebtedness under the SBFA and the FleetCos’ existing intra-group debt owing to the OpCos relating to the acquisition of vehicles and (ii) finance the acquisition of vehicles from time to time in the Relevant Jurisdictions.

The Issuer is a special purpose entity incorporated as a Dutch B.V. under the laws of The Netherlands. Of the shares of the Issuer, 75% are held on charitable trust and 25% are owned by Hertz Holdings Netherlands B.V., an indirect wholly-owned subsidiary of HIL.

The Issuer funds the advances to the FleetCos through (i) the proceeds of variable funding notes denominated in Euros and Australian Dollars (the “VFNs”) issued and sold by the Issuer and subscribed for by Matchpoint Finance plc, BNP Paribas S.A., Sydney Branch, CALYON S.A., The Royal Bank of Scotland plc and The Royal Bank of Scotland plc, Australia Branch (the “Initial VFN Investors”) (or any successors and assigns thereto) under two VFN purchase facility agreements and (ii) the proceeds of drawing under a subordinated loan facility denominated in Euros with Hertz International Treasury Limited or issuing subordinated notes denominated in Australian Dollars to be subscribed for by Hertz Australia Pty. Limited under an AUD subordinated note purchase facility agreement.

The legal final maturity date of the VFNs is August 31, 2016 and the expected maturity date is on or about December 4, 2010 (when the FleetCos’ obligations to the Issuer are scheduled to come due). Currently, the maximum commitment of the Initial VFN Investors under (i) the Euro denominated VFNs is €1,332 million (or $2,089 million, calculated using exchange rates in effect on July 24, 2008) and (ii) the Australian dollar denominated VFNs is A$325 million (or $311 million, calculated using exchange rates in effect on July 24, 2008).  On July 24, 2008 the Issuer raised VFN funding and on-lent to the French FleetCo, the Dutch FleetCo and the Australian FleetCo €230.4 million (or $361.3 million), €35.9 million (or $56.3 million) and A$151.9 million (or $145.4 million), respectively, under the Securitization, and the FleetCos applied the proceeds to pay down debt under the SBFA and intra-group debt to the related OpCos.  The VFNs are currently rated “BBB” by Standard & Poor’s Ratings Services, “BBB” by Fitch Ratings Limited and “Baa2” by Moody’s Investor Services Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

By:	/s/ Elyse Douglas
Name:	Elyse Douglas
Title:	Executive Vice President and
Chief Financial Officer

Date:  July 30, 2008